UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

October 30, 2007
Date of Report (Date of earliest event reported)

BLADELOGIC, INC.
(Exact name of registrant as specified in its charter)

Delaware	000-33589	04-3569976
(State or Other Jurisdiction	(Commission File No.)	(IRS Employer
of Incorporation)		Identification No.)

10 Maguire Road, Building 3
Lexington, Massachusetts 02421
(Address of Principal Executive Offices, including Zip Code)

Registrant’s telephone number, including area code: (781) 257-3500

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(c)           On October 30, 2007, the Board of Directors of BladeLogic, Inc. (the “Company”) appointed John McMahon, 52, Executive Vice President and Chief Operating Officer of the Company. Prior to this appointment, Mr. McMahon had served as our Senior Vice President of Worldwide Sales and Customer Services since 2005. From 1989 to 1998, Mr. McMahon was employed at Parametric Technology Corporation, supplier of mechanical design and manufacturing equipment, where he last served as executive vice president of worldwide sales. From 1998 to 2000, Mr. McMahon served as executive vice president of worldwide sales at GeoTel Communications Corporation, a provider of software solutions for distributed voice call centers, where he managed the worldwide sales force prior to its acquisition by Cisco Systems, Inc. Mr. McMahon also served as executive vice president of worldwide sales of Ariba, Inc., a provider of intranet- and Internet-based business-to-business electronic commerce solutions, from 2000 to 2001 and president and chief operating officer of HighRoads Inc., formerly known as IE-Engine, Inc., a provider of e-procurement workflow solutions for employee benefits, from 2002 to 2004. Mr. McMahon holds Bachelor of Science from the New Jersey Institute of Technology.

                Upon his appointment, Mr. McMahon was awarded 25,000 restricted shares of the Company’s common stock pursuant to the Company’s 2007 Stock Option and Incentive Plan and the Company’s standard restricted stock agreement. These shares vest 25% on the first anniversary of the grant and 6.25% quarterly thereafter during his employment.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this Current Report on Form 8-K to be signed on its behalf by the undersigned thereunto duly authorized.

BLADELOGIC, INC.

November 1, 2007	By:	/s/ John J. Gavin, Jr.
John J. Gavin, Jr.
Senior Vice President, Finance, and
Chief Financial Officer